Exhibit 14.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 31, 2020, on the January 31, 2020 financial statements and financial highlights of Hancock Horizon Burkenroad Small Cap Fund and Hancock Horizon Microcap Fund (two of the series constituting The Advisors’ Inner Circle Fund II (the “Fund”)) included in this Registration Statement (Form N-14).

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 9, 2021